SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: February 12, 2008
Century Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	0-15752	04-2498617
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

400 Mystic Avenue
Medford, MA		02155
(Address of principal executive		(Zip Code)
offices)
(781) 391-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Ex-3.2 Text of Sections of Bylaws of Century Bancorp, Inc.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On October 9, 2007, the Board of Directors of Century Bancorp, Inc. (the “Company”) approved the amendment of the Bylaws of the Company.
     The main purpose for amending the Bylaws was to allow for the Corporation’s stock to participate in the Direct Registration System in accordance with a new NASDAQ regulation. The Direct Registration System provides for the electronic registration of stock by book entry only, without the necessity of the issuance of a stock certificate. Article Fourth, Section 1 was amended to permit the shares in uncertificated form. The old Bylaws provided that stockholders were entitled to certificates. The amended Bylaws provide that the Directors may authorize the issuance of some or all of the shares of any or all of the Company’s classes or series without certificates. The Directors have authorized Direct Registration for the Company’s Class A Common Stock. Holders of uncertificated stock may still request a certificate. Article Fourth, Section 2 was amended to indicate that a certificate only needs to be surrendered in order to transfer stock if such stock exists in certificate form.
     Several technical amendments to the Bylaws were made in order to eliminate outdated references to telegrams or to clarify language. Article First, Section 2 and Article Second, Section 8 were amended to delete references to telegrams. Pursuant to the old Bylaws, notice of a special meeting of shareholders could be waived by telegram and approval of certain resolutions could be approved by Directors by telegram. Article Second, Section 10 was amended to clarify language regarding what constitutes sufficient notice of a special meeting of the Directors. Pursuant to both the old Bylaws and the amended Bylaws, notice is sufficient if it is in writing and either delivered to a Director at least forty eight hours before the meeting or mailed to him at least four days before the meeting. As amended, the Bylaws no longer provide that notice may be delivered by telegram.
     See Exhibit 3.2 for the text of the sections amended.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
          3.2          Text of sections of Bylaws of Century Bancorp, Inc. amended on October 9, 2007

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY BANCORP, INC.
/s/ William P. Hornby, CPA
William P. Hornby, CPA
Chief Financial Officer and Treasurer

Dated: February 12, 2008